Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Birks & Mayors Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-139613 and 333-133561) on Form S-8 of our report dated July 12, 2010, with respect to the consolidated balance sheets of Birks & Mayors Inc. and subsidiaries as of March 27, 2010 and March 28, 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended March 27, 2010, March 28, 2009 and March 29, 2008, which appears in the March 27, 2010 Annual Report on Form 20-F of Birks & Mayors Inc.

/s/ KPMG LLP

Chartered Accountants
Montreal, Canada
July 12, 2010